Exhibit 99.1

CX2 Technologies, Inc. (OTCBB: CXTO) Announced Today the Appointment of Michael Rand as the Company's New President and CEO

BOCA RATON, FL. Mar 5, 2008 -- CX2 Technologies, Inc. (OTC BB: CXTO.OB - News) announces today the resignation of Adam Reiser as CEO and Director of the Company and the appointment of Michael Rand as the new President and CEO.

Mr. Rand has more than 12 years of experience in voice and data systems engineering and brings considerable expertise in system administration to CX2 Technologies. Mr. Rand was the senior systems engineer at Precision Response Corporation, where he was responsible for the rollout and support of a large call center. After his work at Precision, Mr. Rand designed worldwide satellite and wireless communications systems for a Marine Electronics Company.

In addition, Mr. Rand has also been involved in several FCC 220MHz radio spectrum auctions and acquisitions since 1994.

Mr. Rand's background as an IT professional and marketing director will allow him to successfully communicate the complex technology offered by CX2 Technologies. He will continue to focus on its core data communications technology and implement the company's strategic business plan. Mr. Rand believes that the company's highly efficient narrowband modem radio has significant growth potential. Currently CX2 Technologies markets to private corporations and government agencies, both of which require the real-time data communication, fleet tracking, and remote sensor data capabilities of the CX2 Technologies narrowband radios.

In addition to Mr. Rand's responsibility with CX2 Technologies, he is currently the Marketing Director of GEOCommand, Inc., a company partnering with CX2 Technologies on a Homeland Security Public Safety project.

Prior to Mr. Rand's appointment to the Company, CX2 Technologies and GEOCommand had entered into a consulting agreement to assist the Company with marketing, sales and strategic planning.

About CX2 Technologies, Inc.

CX2 Technologies, Inc. is a wireless operator and solutions provider utilizing the 220-222 MHz frequency band. The Company's provides proprietary wireless data technology and software that is designed to work optimally within the very narrowband 5 KHz channels.

Safe Harbor Statement

Statements in this news release about CX2's future expectations, including: the advantages of CX2's products and services, anticipated advantages resulting from the appointment of Mr. Rand as CEO, whether CX2 will be successful in implementing its business plan, whether CX2 will be able to grow within its market space, and all other statements in this release, other than historical facts, are forward-looking statements. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as CX2's ability to raise funds to continue its operations, uncertain market demand for CX2's products and services, CX2's ability to attract and retain qualified employees, new products and services developed by other companies, market share garnered by competitors, ability to develop and maintain supplier and customer relationships, including CX2's reliance on a single party to provide all of its airtime minutes, and other risks detailed from time to time in CX2's reports filed with the SEC.

     Contact:

     CX2 Technologies, Inc.

     Boca Raton, FL

     Michael Rand

     President/CEO

     (561) 347-9235